SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2010

Z3 ENTERPRISES, INC
(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53443	75-3076597
(State or Other Jurisdiction	(Commission	( I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

                                                                                         9680 W. Tropicana Ave. Suite 125, Las Vegas, NV                                                                                                                                                                 89147

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 589-4709

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

? Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

? Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

? Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

? Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Explanatory Note

This Current Report on Form 8-K/A is amending the Form 8-K filed on January  27, 2011. Specifically, we are amending Section 5, Item 5.06: Change in Shell Company Status.  Due to a miscommunication between management and legal counsel, our change in shell status was filed without audited financials.  As a result, the declaration of a change in status cannot be considered valid until audited financials are provided.  The Company expects to address the change in status upon completion and filing of its annual report with audited financials for the fiscal year ending December 31, 2010.

Section 5-Corporate Governance and Management

Item 5.06 Change in Shell Company Status

As reported in the Company’s Form 8-K filed September 9, 2010, the Company entered into a Joint Venture Agreement with Phoenix Productions and Entertainment Group, LLC (“Phoenix”) whereby Phoenix will provide funding for the Company’s anticipated projects.   To date, Phoenix has funded approximately $300,000 in furtherance of various projects which Z3 has under development.

Phoenix has provided funding for required payments for the potential acquisition of real estate and water rights in Idaho and will provide funding for the Company’s real estate development in Anderson County, South Carolina.  Phoenix will also provide funding on an as-needed basis for development of the Company’s film and entertainment business, including the Memorandum of Understanding with the Aleem Brothers, included as Exhibit 1.1 in the 8-K filed December 29, 2010.

The funding and transactions do not and will not change the Company’s shell status until a new 8-K is filed with the fiscal year end audited financials incorporated as an exhibit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2011	Z3 Enterprises, Inc.
(Registrant)

	By:	/s/ Ross Giles
Ross Giles, CEO